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                                                                     EXHIBIT 5.1
[LOGO]
Crawford & Company





July 25, 2000



Board of Directors
Crawford & Company
5620 Glenridge Drive, N.E.
Atlanta, Georgia   30342

RE:      Crawford & Company Form S-8 Registration Statement

Ladies and Gentlemen:

         I am General Counsel for Crawford & Company, a Georgia corporation (the "Company"), and have acted as counsel for the Company in connection with the preparation of a Registration Statement on Form S-8 to be filed with the Securities and Exchange Commission (the "Registration Statement") relating to 2,500,000 shares of Class A Common Stock, par value $1.00 per share (the "Class A Stock"), of the Company to be offered pursuant to the Crawford & Company 1997 Key Employee Stock Option Plan (the "Plan"). In so acting, I have examined and relied upon such records, documents, certificates and other instruments as in my judgment are necessary or appropriate to form the basis for the opinion hereinafter set forth. In all such examinations, I have assumed the genuineness of signatures on original documents and the conformity to such original documents of all copies submitted to me as certified, conformed or photographic copies, and as to certificates of public officials, I assumed the same to have been properly given and to be accurate.

         Based upon the foregoing, I am of the opinion that the Class A Stock, when issued and sold in accordance with the provisions of the Plan, will be validly issued, fully paid and nonassessable.

         I consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,


/s/ JUDD F. OSTEN

Judd F. Osten
Executive Vice President - General Counsel




5620 Glenridge Drive, N.E., P. O. Box 5047, Atlanta, GA 30302, (404) 256-0830,
FAX: (404) 847-4066